Exhibit 107.1
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Ellington Financial Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock	Rule 457(o)(2)	4,600,000	$25.00	115,000,000	0.0001102	$12,673.00
Total Offering Amounts					115,000,000		$12,673.00
Total Fees Previously Paid							N/A
Total Fee Offsets							N/A
Net Fee Due							$12,673.00
1.Includes 600,000 shares that may be purchased by the underwriters upon exercise of the underwriters’ option to purchase additional shares.
2.The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-269386.